SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
    RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No.8)

                                ----------------


                                HUMMINGBIRD LTD.
                                (Name of Issuer)


                                  Common Shares
                         (Title of Class of Securities)


                                   44544R-10-1
                                 (CUSIP Number)

                                ----------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

                              [ ] Rule 13d-1 (b)

                              [ ] Rule 13d-1 (c)

                              [X] Rule 13d-1 (d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------        -----------------------------------

       CUSIP No. 44544R-10-1            13G                    Page 2 of 5 Pages

-------------------------------------        -----------------------------------


(1)              Name of Reporting Person

                 Fred E. Sorkin
---------------- ---------------------------------------------------------------
(2)              Check the Appropriate Box if a Member of a Group       (a) |_|
                  (See Instructions)                                    (b) |_|
---------------- ---------------------------------------------------------------
(3)              SEC Use Only

---------------- ---------------------------------------------------------------
(4)              Citizenship or Place of Organization

                 Canadian
---------------- ---------------------------------------------------------------
                             (5)             Sole Voting Power

         Number of                           1,667,523

    Shares Beneficially      -------------- -----------------------------------
                             (6)             Shared Voting Power
         Owned by
                                             0
Each Reporting Person With   -------------- -----------------------------------
                             (7)             Sole Dispositive Power

                                             1,667,523
                             -------------- -----------------------------------
                             (8)             Shared Dispositive Power

                                             0

--------------- ---------------------------------------------------------------
(9)              Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,720,856 at December 31, 2003
---------------- --------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
---------------- --------------------------------------------------------------
(11)             Percent of Class Represented by Amount in Row (9)

                 9.8%
---------------- --------------------------------------------------------------
(12)             Type of Reporting Person (See Instructions)

                 IN
-------------------------------------------------------------------------------

Item 1(a).   Name of Issuer
             --------------

             Hummingbird Ltd.

Item 1(b).   Address of Issuer's Principal Executive Offices
             -----------------------------------------------

             1 Sparks Avenue
             Toronto, Ontario, Canada M2H 2W1

Item 2(a).   Name of Person Filing
             ---------------------

             Fred E. Sorkin

Item 2(b).   Address of Reporting Person's Principal Business Office
             -------------------------------------------------------

             1 Sparks Avenue
             Toronto, Ontario, Canada M2H 2W1

Item 2(c).   Citizenship
             -----------

             Canadian

Item 2(d).   Title of Class of Securities
             ----------------------------

             Common Shares

Item 2(e).   CUSIP Number
             ------------

             44544R-10-1

Item 3.      Filing Category
             ---------------

             Not applicable

Item 4(a).   Amount Beneficially Owned
             -------------------------

             1,720,856 at December 31, 2003

Item 4(b).   Percent of Class
             ----------------

             9.8%

Item 4(c).   Number of shares as to which the Reporting Person has:
             ------------------------------------------------------

             (i) sole power to vote or direct the vote:

                      1,667,523

             (ii) shared power to vote or direct the vote:

                      0

             (iii) sole power to dispose or to direct the disposition:

                      1,667,523

             (iv) shared power to dispose or to direct the disposition:

                      0

Item 5.      Ownership of Five Percent or Less of a Class
             --------------------------------------------

             Not applicable

Item 6.      Ownership of More Than Five Percent on Behalf of Another Person
             ----------------------------------------------------------------

             Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired The Security Being Reported on By the Parent Holding Company
             ------------------------------------------------------------------

             Not applicable

Item 8.      Identification and Classification of Members of the Group
             ---------------------------------------------------------

             Not applicable

Item 9.      Notice of Dissolution of Group
             ------------------------------

             Not applicable

Item 10.     Certification
             -------------
             Not applicable

                                    SIGNATURE



                  After reasonable inquiry and to the best of the Reporting Person's knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.


Dated: February 13, 2004


                                                  /s/ Fred Sorkin
                                                  ----------------
                                                  Fred E. Sorkin